EXHIBIT 99.1

Hooker Furnishings Reports First Quarter Operating Results and Cost Reduction Plan

MARTINSVILLE, Va., June 06, 2024 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 100 years, today reported its fiscal 2025 first quarter operating results for the period beginning January 29 and ending April 28, 2024.

Fiscal 2025 first quarter overview and expected cost reductions:

  Consolidated net sales for the quarter were $93.6 million, a decrease of $28.2 million, or 23.2%, compared to the prior year’s first quarter. All three reporting segments experienced sales decreases driven mostly by continuing weak demand for home furnishings which is adversely affecting much of the industry. Additionally, about 25% of the quarterly decrease is due to absence of sales from divisions exited in the prior year in the Company’s Home Meridian segment. Year-over-year industry-wide U.S. furniture store sales fell compared to the prior year same months for the 14th consecutive month, according to the U.S. Census Bureau.
  Gross profit decreased primarily due to lower sales volume across all segments. Unfavorable customer and product mix in the Home Meridian segment drove reduced gross profit, along with under-absorbed costs in the Domestic Upholstery segment as a result of lower production and sales. Consequently, the Company recorded a consolidated operating loss of $5.2 million, with a negative margin of (5.5%), compared to $2.0 million in operating income and 1.6% margin reported in the previous year's quarter. The consolidated net loss was $4.1 million or ($0.39) per diluted share, compared to net income of $1.5 million or $0.13 per diluted share in the prior year quarter.
  As the extended industry downturn continues, the Company is focused on maintaining a healthy financial position and balance sheet. Cash levels remain strong at approximately $41 million, and inventory levels are well-aligned to current demand, down $5.2 million to $56.6 million compared to $61.8 million at year end.
  During this sustained downturn in retail and consumer demand, Hooker Furnishings continues to focus on both the execution of its organic growth initiatives and the continued pursuit of its long-range strategic initiatives that it believes will ideally position the Company for growth when business rebounds. Now HFC is beginning a remerchandising of its Hooker Legacy Brands to position the Company as a more integrated, whole-home, consumer-centric resource with an elevated aesthetic and presentation. This strategy is being led by the Company’s Chief Creative Officer, who joined the Company at the April High Point Market in the newly created position.
  In addition to the pursuit of its long-term strategic initiatives and while the Company expects to be profitable in the current fiscal year and beyond, Hooker Furnishings expects to finalize and implement cost reduction plans in the fiscal 2025 second quarter. It expects to realize a 10% reduction in fixed costs beginning in the second half of fiscal 2025. The cost savings are expected to come from a combination of the consolidation of certain operations and other fixed cost reduction.

Management Commentary

“The ongoing weak demand that’s adversely impacting the furniture industry made our first quarter challenging,” said Jeremy Hoff, Chief Executive Officer. “However, we remain confident that the strategies we are pursuing in operations, marketing and merchandising are transformative. Times like these present an opportunity to recalibrate and even reinvent aspects of our business,” he said.

“While we are disappointed to report a rare operating loss this quarter, the loss was almost entirely driven by the sales reductions in each segment, and we strongly believe we’ll return to profitability once demand and revenues rebound,” Hoff said. “We do, however, expect some short-term volatility in earnings until the industry-wide downturn ends.”

Segment Reporting: Hooker Branded

Hooker Branded segment net sales decreased by $8.1 million, or 18.6%, compared to the prior year’s first quarter. This decrease was primarily due to decreased unit volume and, to a lesser extent, lower average selling prices resulting from price reductions (due to lower ocean freight costs) implemented late last year.

The soft demand across the home furnishings industry led to a 13% decrease in incoming orders during the quarter, with a corresponding 14% decrease in backlog compared to the prior year quarter-end. Quarter-end order backlog remained nearly 40% higher than pre-pandemic levels at the end of fiscal 2020 first quarter.

Segment Reporting: Home Meridian (HMI)

Home Meridian segment net sales decreased by $15.5 million, or 37% in the fiscal 2025 first quarter. Nearly half of the revenue decline was attributed to the absence of Accentrics Home, or ACH, liquidation sales after exiting that business last year. The remaining decreases were due to lower sales through major furniture chains, independent furniture stores and the hospitality business, driven by anemic industry demand. On a more positive note, fixed overhead costs were reduced by $2 million from business repositioning, including redeploying space at our Georgia warehouse to support Sunset West’s East Coast expansion.

Incoming orders increased by 6.4% compared to the prior year’s first quarter, with SLH incoming orders more than tripling. The quarter-end backlog was 22% higher than the same period last year and 37% higher than the fiscal 2024 year-end in January.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery segment net sales decreased by $5.1 million, or 14.5% in the fiscal 2025 first quarter due to decreased volume at Bradington-Young, HF Custom and Shenandoah. In contrast, Sunset West experienced a 20% sales increase compared to the previous year’s first quarter, attributed to its expansion to East Coast distribution and the stabilization of its new ERP system over the past year. Additionally, Sunset West saw a 9% increase in incoming orders compared to the prior year’s first quarter. “For much of last year, Sunset West experienced some speed bumps related to onboarding a new operating system and building out the resources and personnel needed to expand its distribution,” Hoff said, adding, “Sunset West is now beginning to hit its stride for a positive trajectory going forward.”

While incoming orders increased by 2.8% during the quarter, quarter-end backlog for the segment decreased compared to prior year quarter-end but increased from fiscal 2024 year-end. Excluding Sunset West, order backlog was 38% higher than the pre-pandemic fiscal 2020 first quarter-end.

Cash, Debt, and Inventory

Cash and cash equivalents stood at $40.9 million at fiscal 2025 first quarter-end, a decrease of $2.3 million from the fiscal 2024 year-end. During the first quarter, cash and cash equivalents on hand and the $1.5 million cash generated from operating activities were used to fund $2.5 million in cash dividends to our shareholders, $1.3 million for further development of our cloud-based ERP system, and $843,000 capital expenditures. In addition to the cash balance, an aggregate of $28.3 million was available under the existing revolver and $28.7 million in cash surrender value of Company-owned life insurance policies was outstanding at quarter-end.

Capital Allocation

“Given the uncertainty in the furniture industry and the general economy, we remain committed to our capital allocation policy. Our short-term capital allocation strategy is focused on preserving capital until we begin to see an industry-turnaround, while also protecting our 50-plus year history of quarterly dividends and continuing to invest in organic growth,” said Chief Financial Officer, Paul Huckfeldt. “We believe we have a conservative balance sheet, which can help us weather the current demand environment”, he continued, “but understand the need for caution in a cyclical industry like ours”.

Outlook

“Much remains unsettled on the macroeconomic front. Economic indicators remain mixed with unemployment continuing under 4% and inflation easing slightly in April, leading to record stock market performance in mid-May. However, consumer sentiment index fell nearly 10% in May after holding steady for months, indicating a deterioration in optimism across age, income and education levels,” Hoff said.

“Additionally, in both March and April, existing home sales decreased year-over-year. Because the Federal Reserve has yet to cut interest rates this year, we believe home sales may be ‘stuck.’ As long as interest rates remain high, we believe the housing industry – and therefore home furnishings demand - will remain subdued.”

“This environment has necessitated the adjustment of our cost footprint to current and expected medium-term demand through a realignment of operations which we expect will lead to a 10% reduction in overall fixed costs, the largest cut in our history, but one necessitated by current industry conditions. Planned actions include consolidating BOBO into Hooker Branded, further reducing our Georgia warehouse footprint, and consolidating certain other operations and additional fixed cost reductions. We’re still finalizing those plans and expect to have more information in the current fiscal quarter. We’re intensely focused on creating an appropriate expense structure, while not jeopardizing the pace and impact of our strategic initiatives, which we believe will have a significant positive impact on Hooker once demand normalizes. We expect to be profitable in the current fiscal year and beyond.”

“Despite the current environment, we believe our investments in new showrooms and expanding our addressable customer base and our focus on our strategic initiatives, will help us gain market share. Already we’ve seen a nearly 400% increase in traffic and visibility through our expanded showroom footprints. We see tremendous upside potential to take our flagship Hooker Legacy Brands product lines from good to great. The addition of Caroline Hipple to the new position of Chief Creative Officer was extremely well-received by our retailers, designers and sales representatives at the recent High Point Market. She has significant credibility in the industry and her ability to pull people together for collaboration is powerful. As part of the executive leadership team, she will direct a collaborative merchandising approach across our brands that integrates case goods, import and domestic upholstery and outdoor furnishings, as well as lighting, accessories and accents. As we bring our divisions into full alignment and move forward in the same creative direction, inspired by consumer trends in style, materials, color and aesthetics, we can become a whole-home resource offering a more forward-facing product line and presentation,” he said.

“We continue to believe the investments and process improvements we made in the past year, such as the comprehensive repositioning of Home Meridian with the ultimate goal of sustainable profitability when demand returns to normal levels, along with the continued refinement of our strategy, as well as the transformative approach to merchandising we plan to launch across Hooker Legacy Brands will be a springboard to higher sales and profitability. Since many fundamentals of the economy are solid and our company is well-positioned, we believe an upturn in consumer confidence, demand and industry-wide business will be significant when it occurs,” he continued.

“Compared to fiscal year-end in late January, our consolidated backlog is up approximately 19% through the first quarter, and consolidated orders increased by 11%, with orders up across every segment as compared to the previous quarter,” Hoff said. “We are encouraged by these increases,” he concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2025 first quarter financial results via teleconference and live internet webcast on Thursday morning, June 6th, 2024 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 100th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, Atlanta, GA and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and high interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (3) risks associated with the outcome of the HMI segment restructuring which we completed in fiscal 2024, including whether we can return the segment to consistent profitability; (4) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (5) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (6) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (7) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government and possible future U.S. conflict with China; (8) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (9) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber-insurance; (10) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (11) the risks related to the Sunset Acquisition including maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the costs and risk associated with the expansion of Sunset West distribution to our East Coast facilities, and failure to realize benefits anticipated from the Sunset Acquisition; (12) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (13) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the U.S. Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (14) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (15) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (16) our inability to collect amounts owed to us or significant delays in collecting such amounts; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) price competition in the furniture industry; (23) competition from non-traditional outlets, such as internet and catalog retailers; (24) changes in consumer preferences, including increased demand for lower-priced furniture; and (25) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2024. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended
	April 28,	April 30,
	2024	2023

Net sales	$93,571	$121,815

Cost of sales	74,350	93,909

Gross profit	19,221	27,906

Selling and administrative expenses	23,467	25,048
Intangible asset amortization	924	883

Operating (loss) / income	(5,170)	1,975

Other income, net	627	56
Interest expense, net	364	179

(Loss) / Income before income taxes	(4,907)	1,852

Income tax (benefit) / expense	(816)	402

Net (loss) / income	$(4,091)	$1,450

(Loss) / Earnings per share
Basic	$(0.39)	$0.13
Diluted	$(0.39)	$0.13

Weighted average shares outstanding:
Basic	10,496	10,976
Diluted	10,496	11,077

Cash dividends declared per share	$0.23	$0.22

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended
	April 28,	April 30,
	2024	2023

Net (loss) / income	$(4,091)	$1,450
Other comprehensive income:
Actuarial adjustments	(59)	(70)
Income tax effect on adjustments	14	17
Adjustments to net periodic benefit cost	(45)	(53)

Total comprehensive (loss) / income	$(4,136)	$1,397

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	April 28,	January 28,
	2024	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$40,875	$43,159
Trade accounts receivable, net	49,586	51,280
Inventories	56,637	61,815
Income tax recoverable	2,520	3,014
Prepaid expenses and other current assets	7,318	5,530
Total current assets	156,936	164,798
Property, plant and equipment, net	28,945	29,142
Cash surrender value of life insurance policies	28,677	28,528
Deferred taxes	13,344	12,005
Operating leases right-of-use assets	49,231	50,801
Intangible assets, net	27,697	28,622
Goodwill	15,036	15,036
Other assets	15,664	14,654
Total non-current assets	178,594	178,788
Total assets	$335,530	$343,586

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$22,526	$1,393
Trade accounts payable	18,619	16,470
Accrued salaries, wages and benefits	5,642	7,400
Customer deposits	6,610	5,920
Current portion of operating lease liabilities	7,085	6,964
Other accrued expenses	2,430	3,262
Total current liabilities	62,912	41,409
Long term debt	-	21,481
Deferred compensation	7,262	7,418
Operating lease liabilities	44,864	46,414
Other long-term liabilities	900	889
Total long-term liabilities	53,026	76,202
Total liabilities	115,938	117,611

Shareholders' equity

Common stock, no par value, 20,000 shares authorized, 10,679 and 10,672 shares issued and outstanding on each date	49,729	49,524
Retained earnings	169,174	175,717
Accumulated other comprehensive income	689	734
Total shareholders' equity	219,592	225,975
Total liabilities and shareholders' equity	$335,530	$343,586

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended
	April 28,	April 30,
	2024	2023
Operating Activities:
Net (loss) / income	$(4,091)	$1,450
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,283	2,147
Deferred income tax expense	(1,329)	293
Noncash restricted stock and performance awards	205	371
Provision for doubtful accounts and sales allowances	(408)	37
Gain on life insurance policies	(938)	(634)
Loss on sales of assets
Changes in assets and liabilities:
Trade accounts receivable	2,102	7,564
Inventories	5,179	23,487
Income tax recoverable	493	93
Prepaid expenses and other assets	(2,183)	(2,080)
Trade accounts payable	2,122	(240)
Accrued salaries, wages, and benefits	(1,758)	(3,547)
Customer deposits	690	(1,928)
Operating lease assets and liabilities	139	305
Other accrued expenses	(819)	(4,743)
Deferred compensation	(210)	(225)
Net cash provided by operating activities	$1,477	$22,350

Investing Activities:
Purchases of property and equipment	(843)	(3,158)
Premiums paid on life insurance policies	(116)	(107)
Net cash used in investing activities	(959)	(3,265)

Financing Activities:
Purchase and retirement of common stock	-	(4,317)
Cash dividends paid	(2,452)	(2,444)
Payments for long-term loans	(350)	(350)
Net cash used in financing activities	(2,802)	(7,111)

Net (decrease) / increase in cash and cash equivalents	(2,284)	11,974
Cash and cash equivalents - beginning of year	43,159	19,002
Cash and cash equivalents - end of quarter	$40,875	$30,976

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$15	$16
Cash paid for interest, net	367	202

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$287	$-
Increase in property and equipment through accrued purchases	26	145

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 28, 2024		April 30, 2023
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$35,353	37.8%	$43,432	35.7%
Home Meridian	26,424	28.2%	41,921	34.4%
Domestic Upholstery	30,027	32.1%	35,104	28.8%
All Other	1,767	1.9%	1,358	1.1%
Consolidated	$93,571	100%	$121,815	100%

Operating (loss) / income
Hooker Branded	$7	0.0%	$2,718	6.3%
Home Meridian	(3,423)	-13.0%	(2,119)	-5.1%
Domestic Upholstery	(1,308)	-4.4%	1,328	3.8%
All Other	(446)	-25.2%	48	3.5%
Consolidated	$(5,170)	-5.5%	$1,975	1.6%

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949